                                                                   EXHIBIT 10.26





                                   SUZY'S ZOO


                                LICENSE AGREEMENT

                                      with

                           GERBER CHILDRENSWEAR, INC.

                                LICENSE AGREEMENT

This License Agreement is made and entered into by and between, SUZY'S ZOO a corporation organized under the laws of the State of California, having its principal office and place of business at 9401 Waples Street, Suite 150, San Diego, California 92121-3909, USA (hereinafter "LICENSOR"); duly represented by MOON MESA MEDIA, LLC, a limited liability company organized under the laws of the State of California, having its address at 14945 Ventura Boulevard, Suite 300, Sherman Oaks, California 91403, joining in as the exclusive representative of the LICENSOR (hereinafter "REPRESENTATIVE"); and GERBER CHILDRENSWEAR, INC., a corporation organized under the laws of the State of Delaware, having its principal address at 7005 Pelham Road, Greenville, SC 29615 (hereinafter "LICENSEE").

                                    RECITALS:

A. LICENSOR is the proprietor of copyrights and all rights therein throughout the world in certain works, and by grant from SUZANNE SPAFFORD ROBIE has acquired the right to license certain other works throughout the world, such works including the particular works identified on Schedule A attached hereto, or added by future Addendum thereto, and incorporated herein by reference (the identified works hereinafter referred to as "Licensed Works").

B. LICENSOR has adopted, used, and is the proprietor of the trademark SUZY'S ZOO(R) and numerous trademark registration and applications therefor throughout the world, including registrations in the United States and Canada (hereinafter "Licensed SUZY'S ZOO Trademark").

C. REPRESENTATIVE is the sole and exclusive licensing and merchandising representative of the Licensed Works and the Licensed SUZY'S ZOO Trademark throughout the world.

D. The parties contemplate that LICENSEE may be involved in a number of projects in which it desires to use the Licensed Works and Licensed SUZY'S ZOO Trademark.

E. The parties contemplate that the individual projects shall be separately addressed in separate Schedules, with each such Schedule setting forth the specific license terms applicable to that project (herein "Schedules").

F. The specific terms and conditions relating to the first such project are entered on Schedule A hereto which is incorporated herein by reference.

G. LICENSEE is desirous of obtaining license rights from LICENSOR regarding certain products listed on Schedule A, incorporating or displaying the Licensed Works (hereinafter "Licensed Products"), and to use the Licensed SUZY'S ZOO Trademark on, and in connection with such Licensed Products.

H. LICENSOR is willing to grant such a license upon and subject to certain terms, conditions, limitations and restrictions as set forth below.

                              TERMS AND CONDITIONS:

                  NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the parties hereby agree as follows:

1.       GRANT AND ACCEPTANCE OF LICENSE

         a. LICENSOR hereby grants to LICENSEE, for the term of this Agreement, subject to the terms and conditions herein set forth, the right, privilege and license to make, have made, sell and distribute in the Territory the Licensed Products and to use the Licensed SUZY'S ZOO Trademark only on and in connection with such Licensed Products, as further specified on Schedule A. The parties contemplate that additional license rights may be granted in the future, and that such rights will be defined by additional schedules denominated consecutively B, C, D, E... Z, AA, BB, CC as required, taken in connection with this Agreement.

         b. "Territory," as used herein shall initially mean the geographic areas identified on Schedule A attached hereto and incorporated herein by reference. It is contemplated that the Territory may be different for each project, and in this sense may be modified during the term of this Agreement by addition of further Schedules, as well as modification of Schedule A hereto.

         c. The rights granted hereunder shall pertain only to the specifically identified Licensed Works. The Works included in the Licensed Works may be added or deleted to the extent that new scheduled projects define a different group of works or Schedule A or any subsequent Schedule is modified.

         d. The rights granted hereunder are further limited and defined as to specific categories of products, Territories, markets and exclusivity for areas of endeavor by LICENSEE or its agents or distributors as set forth on Schedule A or subsequent Schedules.

         e. New projects, and any changes in the scope of rights granted hereunder, as well as the particulars of the nature and scope of rights granted in relation to any particular project, shall be addressed through addendum to this Agreement, adding or deleting or modifying Schedules hereto.

         f. LICENSEE hereby accepts the foregoing license from LICENSOR, and shall exercise its reasonable best efforts to establish and maintain reasonable and customary industry standards of quality, style and appearance, not inferior to the quality, style and appearance of the products made and sold by LICENSOR under the Licensed SUZY' S ZOO Trademark, for the Licensed Products which LICENSEE endeavors to make, have made, use, and sell under this Agreement. LICENSEE shall implement adequate quality control procedures to satisfy any applicable governmental regulatory or legal requirement applicable thereto and to protect the reputation for high quality which LICENSOR has achieved for its own products. Distribution of the Licensed Products under this Agreement shall be under LICENSEE's own brand name, "Gerber Childrenswear,"or under such other brand names as LICENSOR may in advance and in writing approve, and LICENSEE shall not include the Licensed SUZY'S ZOO Trademark, or any portions thereof, in its corporate or business name.

         g. LICENSEE shall use due diligence and exercise its reasonable best efforts in accordance with good business practice, during the term of this Agreement, to promote, manufacture and sell each Licensed Product.

         h. In order to effect the use of the Licensed Works, LICENSOR shall supply LICENSEE with artwork for each of the Licensed Works. Artwork shall consist of character designs presently contained in LICENSOR'S character design library or adaptations thereof, or new designs created at LICENSEE'S request. All artwork used in connection with Licensed Works shall be produced by LICENSOR. Such artwork supplied to LICENSEE shall be used only in connection with the performance of this Agreement and shall remain the property of LICENSOR. There will be no additional charge (other than incidental shipping charges and the like) for supply of art which can be used directly from the existing library of designs maintained by LICENSOR. The art fee on a piece-by-piece basis for creation of new designs or adaptations of existing designs to other media and/or reproduction processes shall be as specified in the applicable Schedule. The negotiated art fee is payable on delivery of artwork to LICENSEE. Such artwork comprising new designs and adaptations shall be licensed hereunder to LICENSEE in the same manner as other Licensed Works, as specified on the applicable Schedule or Schedules.

2.       LICENSE TERM

         a. The term of this Agreement shall commence as of the date this Agreement is executed on behalf of LICENSOR or REPRESENTATIVE, or on the effective date set forth in the applicable Schedule, whichever shall first occur, and shall continue as provided in Schedule A hereto, unless earlier terminated in accordance with other provisions of this Agreement.

         b. The term of this Agreement may be renewed at the option of LICENSEE to the extent, if any, provided in a Schedule hereto. However, LICENSOR shall have the right to cancel this Agreement at the end of its original term and any subsequent renewal term in the event royalties accruing based on actual sales are insufficient to meet a minimum royalty condition or any other condition set forth in the Schedule relating to renewal has not been satisfied.

3.       ROYALTIES

         a: For the rights licensed herein, LICENSEE shall pay REPRESENTATIVE on behalf of LICENSOR royalties on Net Sales of Licensed Products in accordance with the particular Schedule to which royalty bearing activities producing such royalties pertain, unless in any particular Schedule the basis for royalty calculation is other than Net Sales as defined herein. In the latter case the basis shall be specifically set forth in the applicable Schedule. Annual Advances and Guaranteed minimum royalties, if applicable, shall be included in each scheduled project and stated in the applicable Schedule. Unless otherwise specifically provided for in the applicable Schedule, advances and guaranteed royalty amounts shall be paid in advance, within the first five (5) business days of the period to which they apply, and thereafter applied as a set-off against future earned royalties accruing to REPRESENTATIVE on behalf of LICENSOR as specified herein.

         b. Unless otherwise provided in a particular Schedule, the basis for calculation of royalties shall be Net Sales. "Net Sales" for purposes of this Agreement shall mean gross selling price by LICENSEE, its distributors, agents, etc. at the wholesale level just prior to retail, to customers for the sale of Licensed Products, or the price actually paid, whichever is higher, less sales taxes, shipping costs, customary discounts and allowances, and credits for returns actually made and allowed (hereinafter "Deductions"). In computing Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Products covered by this Agreement other than those set forth above shall be deducted, nor shall any deduction be made for uncollectible accounts. Net Sales shall be deemed to have occurred and royalties shall accrue when the Licensed Products are sold, shipped, distributed, billed and/or paid for, or invoiced, whichever comes first. Non-cash, trade-in-kind and other barter transactions shall be accounted as if sold at the highest catalog list price published by LICENSEE in the preceding year.

4.       REPORTS AND PAYMENTS

         a. Royalties accruing from activities hereunder shall be computed on a periodic basis as set forth in the applicable Schedule. Within thirty (30) days after the end of each such accounting period, LICENSEE shall provide to REPRESENTATIVE a written report, in the format and with the content set forth under subparagraph 4.b below, and shall pay REPRESENTATIVE all royalties accruing hereunder during such period. Within thirty
                  (30) days following any termination or expiration of this Agreement, LICENSEE shall render a written closing report to REPRESENTATIVE applicable to any sales not previously reported, said report to be accompanied by payment of royalties, if any, not previously paid. Said closing report shall also include an inventory of all Licensed Products on hand and in process of manufacture for LICENSEE upon termination or expiration of this Agreement.

         b. Each and every report shall show in detail, for the accounting period to which the report pertains, activity under each scheduled project hereunder, including the identities and quantities of Licensed Products sold hereunder, the actual invoice or billing price of the Licensed Products supplied, the actual price paid for them if more than the invoice price, the applicable Deductions, and the royalties due from LICENSEE. Each such report shall include a computation of the royalty accrued, and any set-offs against royalties due and owing (e.g., advance royalties paid). The methods used in computing and reporting the required information shall be in conformity with standard accounting practice.

5.       BOOKS AND RECORDS

         a. LICENSEE shall keep and maintain true and complete books and records pertaining to its manufacture, purchase, supply and sale of Licensed Products. LICENSEE shall be responsible for assuring that such books and records shall be kept, and the information maintained in sufficient detail to enable the royalties payable to REPRESENTATIVE for each of the Licensed Products to be accurately determined, as well as the sales and pricing information required under this Agreement.

         b. LICENSEE shall make such books and records available, upon request, at reasonable times during regular business hours for inspection by REPRESENTATIVE, at REPRESENTATIVE'S expense, and supply REPRESENTATIVE with the details and supporting data necessary to verify the reports and payments required by this Agreement. No more than one (1) such examination may be made during any twelve (12) month period that this Agreement is in effect.

         c. If an error of more than five percent (5%) in royalty payments made since the beginning of the license term or the last inspection, as applicable, is discovered during any such inspection, the costs to REPRESENTATIVE for such inspection shall be borne by LICENSEE.

         d. LICENSEE shall maintain its books and records relevant to this Agreement for at least two (2) years after the end of the calendar year to which they pertain.

6.       SUPERVISION AND APPROVAL

         a. All Licensed Products manufactured and sold hereunder, as well as all labels, packaging, catalogs, brochures, advertising and other forms of publicity, shall be created and designed to be of reasonable and customary industry standard of quality so as to protect and preserve the image and goodwill that are associated by the public with LICENSOR, and LICENSEE shall conduct its business accordingly under this Agreement.

         b. All Licensed Products manufactured and sold hereunder shall meet all applicable product safety, consumer protection, and product liability requirements, including those provided by federal, state, and local laws and regulations, and also those requirements covering the activities of LICENSEE adopted by the industry whereunder LICENSEE operates; and LICENSEE shall at all times conduct its business in accordance with such laws, regulations, and requirements under this Agreement.

         c. All Licensed Products manufactured and sold hereunder, and all labels, packaging, catalogs, brochures, advertising and other forms of publicity material for the Licensed Products, shall be subject to LICENSOR's written approval in advance of use. Failure of LICENSOR to disapprove an item within ten (10) working days of receipt of a representative sample shall be deemed an approval provided LICENSEE gives LICENSOR and REPRESENTATIVE three (3) days prior written notice of its intent to invoke the deemed approval and neither LICENSOR nor REPRESENTATIVE objects within said three (3) day period. Without cost to LICENSOR, LICENSEE shall submit to LICENSOR for its inspection and written approval, at reasonable times in advance of manufacture, sale or distribution, as applicable: 1) a proposed design for each proposed Licensed Product to be sold by LICENSEE; 2) [INTENTIONALLY OMITTED]; 3) a production sample thereof; as well as a pre-production sample and a production sample of each proposed label, package, catalog, brochure, advertisement, and such other forms of material containing or relating to Licensed Works or Licensed Products as may be applicable, which LICENSEE proposes to use in connection with activities hereunder, including the promotion or sale of the Licensed Products. This right of prior approval shall be at the sole discretion of LICENSOR who shall act in good faith, and approval in writing or by failure to respond shall be a condition of the right to exercise the grant of license hereunder. LICENSEE shall not materially depart from any approved sample submitted, without LICENSOR's prior consent obtained in writing or by failure to respond after submission of a new sample incorporating the material departures from a previously approved sample.

         d. LICENSEE will provide LICENSOR, without cost to LICENSOR, a sample of each Licensed Product actually offered for sale or sold, and of each label, packaging, catalog, brochure, advertisement or other form of publicity material therefor, which LICENSOR may periodically request to assure adherence of LICENSEE to the requirements of this Agreement.

         e. For purposes of this Agreement a "sample" shall consist of four (4) specimens of each Licensed Product, label, package, catalog, brochure, advertisement or such other forms of such material containing or relating to Licensed Works as may be applicable.

7.       COPYRIGHTS AND TRADEMARKS

         a. LICENSEE recognizes the great value of the goodwill that is associated with the Licensed SUZY'S ZOO Trademark and the Licensed Works, including the characters that are the subject thereof, and LICENSEE acknowledges that as between the parties such goodwill is owned exclusively by LICENSOR and any goodwill that may be created by the use of the Licensed SUZY' S ZOO Trademark and the Licensed Works by LICENSEE hereunder shall inure to the benefit of LICENSOR. LICENSEE further acknowledges that, as between the parties, all right, title and interest in and to the Licensed SUZY'S ZOO Trademark and the Licensed Works are owned exclusively by LICENSOR, including the right to use the Licensed Works and the Licensed SUZY' S ZOO Trademark in LICENSOR's own business.

         b. The copyrights in Licensed Works shall remain in the sole and exclusive control of LICENSOR. Any adaptation or modification of Licensed Works or new works prepared under this Agreement, any copyrights therein, and all of the rights comprised in said copyrights, shall be in the sole and exclusive control of LICENSOR. If LICENSEE develops or acquires any such adaptation, modification or new work, LICENSEE shall assign to LICENSOR the copyright in any such adaptation, modification or new work, and shall execute all documents reasonably required or requested to effect such assignment or to permit LICENSOR to register or maintain title to copyright in any such adaptation, modification or new work, in LICENSOR.

         c. Adaptations and modifications of Licensed Works and new works prepared under this Agreement shall be included as part of said Licensed Works.

         d. LICENSEE shall take reasonable precautions in dealing with its suppliers to preserve LICENSOR'S copyright and trademark rights and to prevent infringement thereof.

8.       PRODUCT MARKING

         a. Licensed Products made and sold by LICENSEE hereunder and all labels, packaging, catalogs, brochures, advertising and other forms of publicity material for the Licensed Products, which incorporate or display the Licensed Works, shall be marked with an appropriate copyright notice. Such notice shall be of proper form and content and be properly displayed in a manner that complies with all applicable laws in the particular location within the Territory where each Licensed Product is sold, as well as the Universal Copyright Convention. An initial approved copyright notice for each of the Licensed Works shall be provided by LICENSOR, in connection with provision of copies of the Licensed Works, or artwork embodying same, to LICENSEE.

         b. Licensed Products, where reasonably feasible, and, in any event, labels, packaging, catalogs, brochures, advertising and other forms of publicity material for the Licensed Products, shall state that the Licensed Products incorporating or displaying Licensed Works are made under this Agreement, as, for example, by stating:

                           "Made under license from SUZY' S ZOO(R),
                                  San Diego, California, U.S.A."

         c. The Licensed SUZY'S ZOO Trademark, which is registered in the United States and elsewhere, shall be displayed with an appropriate trademark registration notice in accordance with applicable United States trademark law (i.e. (R)), or other applicable' law within the Territory, as appropriate.

         d. LICENSEE shall provide LICENSOR, upon request to LICENSEE, with such reasonable quantities of identical specimens of items incorporating or displaying Licensed Works or works derived therefrom, and of any labels, packaging, catalogs, brochures, advertising and other forms of publicity material therefor, reasonably necessary for copyright or trademark registration purposes. LICENSEE shall also provide LICENSOR, upon request to LICENSEE, with all use dates and other information necessary to enable LICENSOR to apply for and obtain registration of copyrights and trademarks.

9.       INDEMNIFICATION, INSURANCE AND INFRINGEMENT

         a. LICENSEE shall defend, indemnify and hold harmless LICENSOR and its officers, employees and agents, including REPRESENTATIVE (hereinafter collectively referred to as the "Indemnified Parties") from and against any and all claims, demands, suits, losses, injuries, or liabilities arising out of the manufacture or sale of the Licensed Products or resulting from LICENSEE's exercise of the license granted hereunder.

         b. LICENSEE shall obtain and maintain at all times product liability insurance for the Licensed Products in an amount of coverage reasonable and adequate in view of all relevant circumstances. Such product liability insurance shall cover any claims, demands, causes of action or property or personal injury damages, including reasonable attorneys' fees, arising from or out of any alleged defects in the Licensed Products, or otherwise from or out of any use or misuse of the Licensed Products. The limit of coverage shall be based upon both the nature of the Licensed Product and the environment in which it may be used. Such insurance policy or policies shall in any event contain a combined single limit of no less than one million dollars ($1,000,000.00) for bodily injuries and property damage arising out of each occurrence, and, if reasonable and prudent business practice dictates a higher limit, as reflected in common practice in the industry, or by another verifiable and accepted standard throughout the industry, such higher minimum limit shall apply. A Certificate of Insurance demonstrating compliance with the provisions of this paragraph by LICENSEE and naming LICENSOR and REPRESENTATIVE as additional insureds shall be provided to REPRESENTATIVE on an annual basis upon request by REPRESENTATIVE. Such insurance shall provide that it may not be canceled without 30 days' prior written notice to LICENSOR and REPRESENTATIVE. LICENSEE shall give immediate notice to LICENSOR of all occurrences that might reasonably be expected to result in any claim against it or any one or more of the Indemnified Parties, or which could impose any liability upon any one or more of the Indemnified Parties.

         c. LICENSEE shall promptly notify LICENSOR of any infringement or suspected infringement of the copyrights in the Licensed Works or the trademarks that comprise the Licensed SUZY'S ZOO Trademark by any third party. Any action taken by LICENSEE to enforce said copyrights or trademarks against such infringers, including the giving of notice of infringement of the institution of legal proceedings, shall be subject to the prior approval of LICENSOR. LICENSOR shall not be obligated to take any such action, and any decision to take such action by LICENSOR, and the conduct of any such action taken, shall be entirely within the discretion and control of LICENSOR. LICENSEE shall cooperate fully with LICENSOR in any such action LICENSOR may choose to take in this regard. If LICENSOR elects not to proceed with such action and if any such infringement or imitation by a third party shall materially interfere with LICENSEE'S exercise of the rights granted to it under this Agreement, LICENSEE may terminate this Agreement prospectively by so notifying LICENSOR in writing, without limitation of any other rights or remedies LICENSEE may have, subject to the payment to LICENSOR of all Royalties then due or accrued to LICENSOR in respect of sales made through the date of LICENSEE'S termination of this Agreement.

10.      PROTECTION OF LICENSOR'S RIGHTS

         a. LICENSEE and LICENSOR shall each cooperate with the other party as reasonably required to protect and maintain the copyrights in the Licensed Works and the trademarks that comprise the Licensed SUZY'S ZOO Trademark.

         b. LICENSEE shall not challenge or contest LICENSOR'S ownership of the copyrights in the Licensed Works or the trademarks that comprise the Licensed Trademark, or their validity, or the validity of the License granted hereunder.

         c. LICENSEE shall protect and preserve LICENSOR's copyrights and trademarks, subject to the provisions of paragraphs 7 and 9.c above, and in no way whatsoever will LICENSEE harm or misuse them or otherwise cause them to be reduced in value to LICENSOR. In this connection, LICENSEE will not manufacture, advertise, sell, or distribute the Licensed Products in any manner which violates applicable laws, the terms of this Agreement, standards of reasonable and ethical business practice, or commonly accepted standards of propriety.

11.      TERMINATION

         a. In the event of any material breach of this Agreement, or any default in performance by LICENSEE, including the failure to pay royalties when due, LICENSOR may, at its option, terminate this Agreement by giving written notice thereof. However, LICENSEE shall have thirty (30) days following receipt of such notice within which to cure the breach or default and thus reinstate this Agreement as of the date of such notice.

         b. This Agreement may, in the sole discretion of LICENSOR, be terminated on ten (10) days written notice from LICENSOR as to any and all Licensed Works, as listed on the applicable Schedule, that are not actively marketed and sold in connection with Licensed Products within a time period of ninety (90) days from the effective date of this Agreement, or ninety (90) days from the date any such Licensed Work is added to this Agreement by inclusion in one of the Schedules hereto, whichever is later.

         c. This Agreement shall be automatically and immediately terminated if any one or more of the following events occur:

                  1. The filing of a voluntary or involuntary petition in bankruptcy with respect to LICENSEE;

                  2. The execution by LICENSEE of an assignment for the benefit of creditors or a compromise with creditors;

                  3. The insolvency of LICENSEE, as that term is defined under United States federal bankruptcy law; or

                  4. The appointment of a receiver for LICENSEE or any of its property;

                  provided, however, that LICENSEE shall have ninety (90) days following such event within which to nullify the event or the effect of the event, in which case the Agreement shall be automatically and immediately reinstated.

         d. Provided this Agreement shall not have been terminated for LICENSEE'S breach, LICENSEE shall have the non-exclusive right, upon termination or expiration of this Agreement, to sell all of its then-existing inventory of Licensed Products, including items in process in the normal course of its business, during the three (3) month period immediately following such termination or expiration. Notwithstanding any other provisions of this Agreement, all obligations and requirements of this Agreement shall apply to sales of Licensed Products during the three (3) month sell-off period, including payment of royalties thereon and the reporting requirements regarding such sales. LICENSEE shall refrain from manufacturing, selling and distributing any Licensed Products, whether during the term of this Agreement or following the termination or expiration thereof, which fail to meet the within requirements of quality, product safety, consumer protection and product liability, or fail to carry appropriate copyright or trademark notices. Upon the expiration of the three (3) month sell-off period, any further stock on hand of Licensed Products shall be destroyed. LICENSEE shall not manufacture quantities of Licensed Products in anticipation of the sell-off period which materially exceed the quantities LICENSEE could anticipate selling prior to the expiration of this Agreement.

         e. LICENSEE acknowledges that a failure (except as otherwise expressly provided herein) to cease the manufacture, sale or distribution of the Licensed Products upon the termination or expiration of this Agreement will result in immediate and irreparable damage to LICENSOR. LICENSEE further acknowledges that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and, in the event of such failure, LICENSOR shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

         f. Termination of this Agreement for any reason shall not relieve LICENSEE of its obligation to pay all royalties owing or accrued prior to the termination.

         g. Upon termination of this Agreement, all of the rights granted hereunder to LICENSEE shall revert to LICENSOR. Except as herein provided, LICENSEE will cease and desist from manufacturing, selling or distributing Licensed Products incorporating or displaying the Licensed Works, and from making any use whatsoever of the Licensed Works or the Licensed SUZY'S ZOO Trademark. Upon the termination of this Agreement, all original artwork bearing or incorporating the Licensed Works in the custody or control of LICENSEE shall be returned to LICENSOR and any other materials incorporating, displaying or otherwise making use of Licensed Works, including, but not limited to, plates, masks, transparencies, negatives, screens, and the like, computer data or algorithms, or other electronic means of incorporating or embodying same, as well as any other non-product representations bearing or incorporating the Licensed Works owned by, or within the custody or control of, LICENSEE, shall be destroyed.

12.      LICENSOR REPRESENTATIONS

         LICENSOR represents that LICENSOR is free to enter into this Agreement; that the Licensed Works are LICENSOR's own and original creations (except for matters in the public domain or material which LICENSOR is fully licensed to use); and that, to the best of LICENSOR's knowledge, the Licensed Works, and the manufacture, advertisement, distribution and sale hereunder of same embodied in the Licensed Products, do not infringe upon any rights of any third party. LICENSOR shall defend, indemnity and hold harmless LICENSEE and its officers, employees and agents, from and against any and all claims, demands, suits, losses, or liabilities, including, but not limited to, reasonable outside attorneys' fees, arising from copyright or trademark infringement claims by third parties and arising solely out of the use by LICENSEE of the LICENSED PROPERTY as authorized under this Agreement.

13.      GOVERNING LAW, DISPUTE RESOLUTION, FORUM SELECTION AND JURISDICTION

         This Agreement shall be governed by and construed under the laws of the State of California of the United States of America, without regard to choice of law principles. Any dispute arising under this Agreement which cannot be resolved by the parties within thirty (30) days after it arises shall be submitted to binding arbitration in San Diego County of said State of California, in accordance with the rules for expedited arbitration of the American Arbitration Association and the parties hereby expressly accept and submit to such jurisdiction. The prevailing party shall be entitled to recover its reasonable attorney's fees and costs of arbitration from the non-prevailing party.

14.      FORCE MAJEURE

         In the event either party hereto is prevented from performing or is unable to perform any of its obligations under this Agreement due to fire, flood, earthquake, state of war, governmental regulation, national emergency, strikes, lockouts, labor troubles, failure of public utilities, injunctions, or other events beyond the reasonable control of the party affected, the affected party shall give notice promptly to the other party in writing and, thereupon, the affected party's non-performance shall be excused and the time for performance of this Agreement shall be extended for the period of delay or inability due to such Force Majeure, but for not more than one (1) year in the aggregate. Any royalties due or accrued as of the commencement date of such event of Force Majeure shall be paid within thirty (30) days thereafter.

15.      ATTRIBUTES OF NOTICES, REPORTS AND PAYMENTS

         Any notice, approval, report or payment required or permitted under the terms of this Agreement shall be in writing and sent by certified or registered mail, postage prepaid, return receipt requested, or by facsimile transmission with confirmation sent by certified or registered mail, postage prepaid, return receipt requested, or by courier (e.g. Federal Express, UPS, DHL, and the like) with confirmation of receipt by signature requested.

         Notices to the parties shall be addressed as follows:

To LICENSOR:                         Mr. Raymond L. Lidstrom
                                     President
                                     SUZY'S ZOO
                                     9401 Waples Street, Suite 150
                                     San Diego, California  92121-3909
                                     Facsimile: (619) 452-2170

To REPRESENTATIVE:                   Sheryl S. Hardy
                                     Chief Executive Officer
                                     MOON MESA MEDIA,  LLC
                                     14945 Ventura Boulevard, Suite 300
                                     Sherman Oaks, California  91403
                                     Facsimile: (818) 528-1467

To LICENSEE:                         Chris Lanigan
                                     V.P., Marketing and Creative Services
                                     Gerber Childrenswear
                                     7005 Pelham Road
                                     Greenville, SC 29615
                                     Facsimile: (864) 987-5401

A proper notice shall be deemed to have been given when sent, subject to proof of receipt.

16.      GENERAL PROVISIONS

         a. The parties to this Agreement are independent contractors, and nothing herein contained shall be construed so as to place the parties in the relationship of partners or joint venturers, and LICENSEE and its sublicensees, if any are permitted hereunder, shall have no power to obligate or bind LICENSOR in any manner whatsoever. Neither LICENSEE nor LICENSOR is authorized to or shall act as the agent of the other, except for the express purpose of obtaining any necessary government approvals of this Agreement and the payments to be made hereunder should such approvals be required.

         b. This Agreement sets forth the entire agreement and understanding of LICENSOR and LICENSEE with respect to the subject matter hereof, and supersedes any prior agreements, arrangements and understandings between them. No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by, or liable for, any alleged representation or promise of inducement not so set forth. Any changes made to this Agreement or the Schedules thereto shall be in writing and signed by an authorized representative of each of the respective parties.

         c. This Agreement is personal to LICENSEE, and neither the Agreement nor any of LICENSEE's rights or obligations hereunder may be assigned, pledged, encumbered or sublicensed by LICENSEE without prior written consent of LICENSOR, not to be unreasonably withheld. However, should LICENSEE'S rights hereunder be sublicensed, with the consent of LICENSOR or as otherwise provided herein, all the terms and conditions of this Agreement which reasonably could, and in law-or equity should, be applied to a Sublicensee shall be applied thereto, whether or not in any instance a Sublicensee or applicability of any particular term of this Agreement thereto is mentioned. For purposes of this subparagraph c, a purchaser of all or substantially all of the issued and outstanding shares of the capital stock of LICENSEE shall be considered a successor, regardless of the form of the transaction, in which event LICENSEE shall so notify LICENSOR in writing, but no consent from LICENSOR shall be required.

         d. Subject to the provisions of subparagraph 16.c above, and where not otherwise inconsistent with the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the successors, heirs and assigns of LICENSOR and LICENSEE.

         e. This Agreement may be amended, modified, superseded, or canceled, or the terms or covenants hereof waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall not affect the right at another time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement shall be deemed to be a continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

         f. Any provision of this Agreement which in any way contravenes or is unenforceable under any law of a state or locality in which this Agreement is effective shall be deemed separable and not a part of this Agreement and to that extent void. However, all remaining provisions of this Agreement shall be valid and in full force and effect, and the parties shall negotiate in good faith a replacement provision that is in harmony with applicable law and effects, insofar as possible, the original purpose of the Agreement term in question.

         g. The captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision herein.

         h. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Facsimile signatures shall be accepted as proof of execution.

         i. In the event LICENSOR shall provide notice to LICENSEE that LICENSOR has ceased utilizing the services of REPRESENTATIVE, all obligations otherwise accruing to REPRESENTATIVE hereunder shall accrue to LICENSOR.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed effective as of the day and year first above written.

SUZY' S ZOO ("Licensor")

/s/ Raymond L. Lidstrom
----------------------------------------
Raymond L. Lidstrom, President

4/14/99  Date
-------


MOON MESA MEDIA, LLC ("Representative")


/s/ Sheryl S. Hardy, CEO
----------------------------------------
Sheryl S. Hardy, CEO

4/13/99  Date
-------


GERBER CHILDRENSWEAR, INC. ("Licensee")


/s/ David L. Gold
----------------------------------------
David L. Gold, Senior Vice President


4/13/99  Date
-------


APPROVED:


/s/ Suzanne Spafford Robie
----------------------------------------
Suzanne Spafford Robie

                                   Schedule A
                                       to
                                LICENSE AGREEMENT
                                     between
      SUZY'S ZOO ("Licensor") and GERBER CHILDRENSWEAR, INC. ("Licensee")

                            (continued on next page)

LICENSED          INFANT BEDDING
PRODUCTS:         Comforter*
                  Bumper*
                  Crib Sheets*
                  Receiving Blankets*
                  Crib Blankets*
                  Baby Blankeys (security blanket)
                  Hooded Towel & wash mitts*
                  Wash cloths*
                  Crib ruffle*
                  Diaper stacker*
                  Laundry bag
                  Sheet saver
                  Birth certificate and decorative pillows (non-exclusive)*
                  Window Treatments to coordinate with bedding patterns only, to be approved on a case by case basis (non-exclusive)
                  Wall borders to be supplied by LICENSOR'S designated
                  Wallpaper licensee (non-exclusive)
                  Pack & play sets

                  INFANT LAYETTE
                  Sleep n play*
                  Pajamas (infant to 4T)
                  Prams/pram bags
                  Gowns/Dorm Shirts
                  Blanket Sleepers (infant to 4T)*
                  One-piece underwear*
                  Infant Gowns*
                  Undershirts (slip-on & snap-side)
                  Caps*
                  Booties*
                  Union suits
                  Coveralls
                  2 piece underwear sets
                  Cardigan set
                  Burp cloths
                  Bibs
                  Overalls (infant to 4T) (non-exclusive)
                  Gift Sets (non-exclusive, it being
                  understood that others who wish to include goods exclusively licensed hereunder in gift sets must acquire those goods from LICENSEE, and that LICENSEE may elect whether or not to provide those goods in its own discretion. LICENSEE understands the same conditions will apply should it wish to use goods in gift sets under exclusive license to others of LICENSOR'S licensees.)*

LICENSED          Little Suzy's Zoo - specific character set as delineated in
WORKS:            style guide. No derivative rights will be granted at this
                  time.

TERRITORY:        United States (including its territories, its military bases throughout the world and international stores of United States retailers to which LICENSEE is marketing in the United States and Canada. In the event LICENSOR shall, in its sole discretion, elect to license the Licensed Products outside the Territory, LICENSEE shall have a 30 day right of first negotiation with respect to acquiring such license. In the event LICENSOR and LICENSEE cannot agree on the terms of the license within such 30 day period, LICENSOR shall be free to license such rights to a third party, but only on terms equal to or more favorable than those offered by LICENSEE. If
                  LICENSOR is unable to negotiate terms equal to or more favorable than those offered by LICENSEE, LICENSOR will reconsider LICENSEE'S offer in good faith.

LICENSE TYPE:     Exclusive, except where Licensed Products are specifically noted to the contrary.

ROYALTIES:        Three (3%) of Net Sales for all apparel and for bedding
                  products sold to mass merchants, and four percent (4%) for bedding products sold to mid-tier merchants, with royalties to be reported quarterly on a country-by-country basis.

GUARANTEED        A total of Thirty Thousand Dollars ($30,000) during the Term,
MINIMUM           payable as follows: (i) Ten Thousand Dollars ($10,000) as a
ROYALTY PAYMENT   non-refundable advance payable upon execution of the License
SCHEDULE          Agreement; plus (ii) Ten Thousand Dollars ($10,000) on
                  December 31, 1999; plus (iii) Ten Thousand Dollars ($10,000) on December 31, 2000; to the extent not otherwise already paid by earned Royalties prior to each of such dates, and to be credited against earned royalties otherwise payable during the year of the term immediately following any of such payments.

TERM: Three (3) years and three (3) months, commencing October 1, 1998 and expiring December 31, 2001. Provided LICENSEE shall have earned and paid at least Ten Thousand Dollars ($10,000) in royalties during the final year of the Term, the Term may be automatically renewed for one (1) year, provided LICENSEE so notifies LICENSOR in writing on or before October 31, 2001. Any future renewals shall be subject to good faith negotiation. Provided LICENSEE has renewed the Term as aforesaid and gives LICENSOR notice in writing of LICENSEE'S desire to extend the Term on or before July 31, 2002, LICENSOR will negotiate exclusively with LICENSEE regarding further renewals for a period of up to ninety (90) days. In the event LICENSOR and LICENSEE cannot agree on the terms of the license within such 90 day period, LICENSOR shall be free to license such rights to a third party, but only on terms more favorable than those offered by LICENSEE. If LICENSOR is unable to negotiate terms more favorable than those offered by LICENSEE, LICENSOR will reconsider LICENSEE'S offer in good faith.

MARKETS: General consumer markets, through all channels of trade, but excluding traditional department stores. LICENSOR will not distribute or license others to distribute Licensed Products incorporating Licensed Works through traditional department stores unless in upscale product from using artwork which is differentiated in appearance from that used by LICENSEE.

PRODUCT           LICENSEE shall introduce into the Territory and Markets each
INTRODUCTION:     of the Licensed Products in commercially reasonable quantities during the Term. The first introduction to the trade in the United States of those Licensed Products marked with an asterisk shall occur at JPMA in October, 1998 with a retail shelf date no later than June 30, 1999. The first introduction to the trade in the United States of the remaining Licensed
                  Products shall occur no later than March 1, 2000 with a retail shelf date no later than September 1, 2000. In the event
                  Licensee shall have failed to introduce any of the Licensed
                  Products in the United States by on or before any of the relevant dates, this Agreement shall become non-exclusive, but only as to those non-introduced products which otherwise were exclusive hereunder, during the balance of the Term.

ART CHARGES:      An initial art fee of $5000 payable to LICENSOR upon execution of the License Agreement for original artwork completed on LICENSEE'S behalf for the mid-tier market design. The fees for any additional designs requested by LICENSEE will be charged as follows -

                  $100/design for adaptations of existing artwork to fit other media, reproduction, methods or formats

                  $400/design for original artwork created to order LICENSEE'S for non-exclusive use.

PRODUCT MARKING:  LICENSOR'S logo and/or trademark shall be prominently displayed on all product packaging and on all products and marketing materials, including catalogs, sell sheets, point-of-purchase displays and promotional materials.

APPROVALS:        All individual products, the product packaging, marketing
                  materials and introduction dates are subject to Licensor's approval, except as otherwise herein preapproved.

MARKETING:        LICENSEE shall use its best efforts market, advertise and
                  promote the Licensed Products in a manner to promote and create a presence for the Little Suzy's Zoo product line at Trade Shows, in Trade Advertising and Product Catalogs.

SELL-OFF PERIOD:  Notwithstanding anything to the contrary in Paragraph 11.d of the LICENSE AGREEMENT, the sell-off period shall be six (6) months.

SALES TO          LICENSEE shall, if requested by LICENSOR, sell LICENSED
LICENSOR:         PRODUCT to LICENSOR, at LICENSEE'S cost, for sale by LICENSOR through LICENSOR's existing distribution channels, including, without limitation, any further stock on hand upon expiration of the sell-off period set forth in Paragraph 11.d of the LICENSE AGREEMENT, should LICENSOR opt to purchase such stock on hand in lieu of it being destroyed.

                                    RIDER TO
                                LICENSE AGREEMENT

         This Rider is attached to and made part of the License Agreement ("Agreement"), dated the 10th day of March, 1999 between SUZY'S ZOO ("Licensor"), duly represented by MOON MESA MEDIA, LLC, ("Representative"), and GERBER CHILDRENSWEAR, INC. ("Licensee"). Paragraph references herein correspond to those contained in the Agreement.

         The Agreement shall be modified as follows:

3.b The second sentence shall be deleted in its entirety and replaced with the following:

         ""Net Sales" for purposes of this Agreement shall mean the gross selling price by LICENSEE to LICENSEE'S bona fide, third party customers for the sale of Licensed Products, less sales taxes, shipping costs, customary discounts and allowances, and credits for returns actually made and allowed (hereinafter "Deductions")."

         The following shall be added at the end of the third sentence, following the words, "uncollectible accounts":

         "in excess of an amount equal to two percent (2%) of Net Sales or LICENSEE'S actual uncollectible accounts, whichever shall be lower".

6.c The second sentence shall be deleted in its entirety and replaced with the following:

         "Failure of LICENSOR to disapprove an item within ten (10) working days of receipt of a representative sample shall be deemed an approval."

11.b. This paragraph shall be deleted in its entirety and superseded by the Section entitled "Product Introduction" in Schedule "A."

         Except as herein expressly modified, the Agreement remains in full force and effect.

                                  END OF RIDER

/s/ RLL / SSH / DLG
-------------------

Initialed behalf of Licensor/Representative/Licensee